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                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



                        Date of Report: December 20, 1996




                          Commission file number 1-1097



                        OKLAHOMA GAS AND ELECTRIC COMPANY
             (Exact name of registrant as specified in its charter)

               Oklahoma                                73-0382390
     (State or other jurisdiction of                (I.R.S. Employer
      incorporation or organization)               Identification No.)


                               101 North Robinson
                                  P. O. Box 321
                       Oklahoma City, Oklahoma 73101-0321
                    (Address of principal executive offices)
                                   (Zip Code)

                                  405-553-3000
              (Registrant's telephone number, including area code)



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Item 5. Other Events
--------------------


On December 18, 1996 the Company issued the following news release related to its proposed settlement of the rate reduction request before the Oklahoma Corporation Commission. The settlement is subject to approval by the Oklahoma Corporation Commission.


OG&E ANNOUNCES RATE STIPULATION

Oklahoma Gas and Electric Company will lower its rates by $50 million according to a settlement agreement presented today to the Oklahoma Corporation Commission. If approved by the commission, the rate reduction will begin March 1, 1997.

For OG&E's residential customers, the reduction will appear on their summer bills (from June through October). The average residential customer will see an
8.1 percent or approximately $7.65 reduction per month during those five months.

The settlement agreement also establishes an incentive program that will encourage future electric generation cost savings that will be shared by customers and the company. The incentives give the company an opportunity to lessen the impact of the reduction if future cost savings are achieved.

"While the amount of the reduction is higher than we requested, we are encouraged that an incentive program was adopted that enables us to pursue future cost reductions that will benefit our customers and shareowners," said OG&E Chairman, President and Chief Executive Officer Steve Moore. "We believe that this settlement is in the best interest of our customers and our shareowners."

The Corporation Commission Staff originally recommended a $95 million reduction while the state Attorney General's Office called for OG&E to reduce rates by $79.8 million.





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                                   SIGNATURES





     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.






                                 OKLAHOMA GAS AND ELECTRIC COMPANY
                                           (Registrant)




                                 By  /s/  Donald R Rowlett
                                 -----------------------------------
                                          Donald R Rowlett
                                   Controller Corporate Accounting

                                 (On behalf of the registrant and in
                              his capacity as Chief Accounting Officer)




December 20, 1996